Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES A SECOND $20 MILLION SHARE REPURCHASE PROGRAM

Pompano Beach, Florida, November 3, 2008 - The Board of Directors of PetMed Express, Inc. (NASDAQ:PETS) has approved a second share repurchase program of up to $20 million, effective immediately.  This program is intended to be implemented through purchases made from time to time in either the open market or through private transactions at the Company’s discretion, subject to market conditions and other factors, in accordance with Securities and Exchange Commission requirements.  The Company still has approximately $2.8 million remaining from its initial $20 million repurchase plan, under which the Company has already repurchased approximately 1.4 million shares for approximately $17.2 million, an average of $12.36 per share.  As of November 3, 2008, there are approximately 23.5 million shares of PetMed Express, Inc. common stock outstanding.

“The authorization from the Board to continue to repurchase shares is an indication of our Company’s financial strength and demonstrates the confidence we have in our Company,” commented Menderes Akdag, President and CEO of PetMed Express, Inc.  “Fortunately, the continued cash productivity of our business model enables us to actively invest cash in areas that we believe will drive future value for shareholders.  Our share repurchase plans demonstrate our continued commitment to deliver long-term shareholder value.”

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan.  Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2008.  The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

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